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                                                                    EXHIBIT 23.1

             SUPPLEMENTAL REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Abbott Laboratories:

    We have audited in accordance with generally accepted auditing standards, the financial statements included in the Company's Annual Report incorporated by reference in this Form 10-K, and have issued our report thereon dated January 14, 1994. Our audits were made for the purpose of forming an opinion on those statements taken as a whole. Schedules I, V, VI, VIII, IX, and X are the responsibility of the Company's management, are presented for purposes of complying with the Securities and Exchange Commission's rules, and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                       /s/ Arthur Andersen & Co.
Chicago, Illinois,                                         ARTHUR ANDERSEN & CO.
January 14, 1994